Exhibit 99.2
Lodgian, Inc.
Executive Committee Charter
Purpose
The Executive Committee (the “Committee”) has been constituted to discharge the responsibilities of the Board of Directors (the “Board”), subject to certain limitations set forth herein, in intervals between meetings of the Board.
Membership
The Committee shall consist of at least three members. A majority of the members of the Committee shall constitute a quorum thereof.
Committee Structure and Operations
The Committee shall appoint a chairman from among its members. The Committee shall fix its own rules of procedure and shall meet where and as provided by such rules or by resolution of the Committee. In addition to the regular meeting schedule established by the Committee, the chairman of the Committee may call a special meeting at any time.
The Secretary of the Corporation shall be the Secretary of the Committee unless the Committee designates otherwise.
The Committee shall act only (a) on the affirmative vote of a majority of the members at a meeting or (b) by unanimous written consent.
Committee Activities
The Committee shall, between meetings of the Board, have and exercise all power of the Board, provided, however, that the Committee shall not have the authority to:
1.	Adopt, amend or repeal any provision of the Corporation’s bylaws or Certificate of Incorporation;

2.	Elect or remove officers, fill vacancies on the Board or its committees (including the Committee), or fix compensation for officers, directors or committee members;

3.	Fix the number of directors of the Corporation;

4.	Declare dividends;

5.	Form committees of the Board or appoint members to existing committees;

6.	Assign any part of its duties to any other committee appointed by the Board;

7.	Issue additional stock of the Corporation or fix or determine the designations and any of the rights and preferences of any series of stock;

8	Authorize purchases by the Corporation of its own shares;

9.	Alter, amend or otherwise deal with any share repurchase program adopted by the Board;

10.	Recommend to the stockholders of the Company any action which requires stockholder approval;

11.	Approve any merger or share exchange involving the Company which does not require stockholder approval;

12.	Take or authorize any individual action or transaction involving the Company’s commitment, expenditure, investment, receipt of sale proceeds or incurrence of indebtedness in any amount in excess of One Million Dollars ($1,000,000) in whole or in aggregate for any single property, except to the extent otherwise authorized by the Board of Directors;

13.	Take or authorize any individual action or transaction that is within the authority and responsibilities of the Audit Committee, Compensation Committee or Nominating Committee of the Board of Directors.

14.	Take any action that the Delaware General Corporation Law prohibits a committee of a board of directors from taking.
Appointment and Removal
The members of the committee shall be appointed by the Board of Directors and each member shall serve until such member’s successor is duly elected and qualified or until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. The members of the Committee may be removed, with or without cause, by a majority vote of the Board of Directors.
Committee Reports
The chairman of the Committee shall report on the Committee’s activities monthly to the Chairman of the Board and at each meeting of the Board and at such other times as the Chairman of the Board shall require.
The Committee shall at all times act in accordance with the Corporation’s bylaws and Certificate of Incorporation.